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                                 (AMICAS LOGO)


March 31, 2005

Via Hand Delivery
Hamid Tabatabaie
38 Karen Rd.
Newton, MA 02468

Dear Hamid:

     AMICAS, Inc., including its subsidiaries (the "Company") and you have mutually decided to terminate your at-will employment effective as of April 30, 2005. Upon termination, you shall receive payment for all work performed by you through your termination date along with payment for any accrued but unused vacation time.

     In light of your service to the Company, if you sign and return this letter agreement postmarked on or before April 4, 2005, and as long as you abide by the other terms of this separation as described herein, the Company will provide you with the severance benefits described in detail below. BY SIGNING AND RETURNING THIS LETTER AGREEMENT (THE "AGREEMENT"), YOU WILL BE ENTERING INTO A BINDING AGREEMENT WITH THE COMPANY REGARDING THE TERMS AND CONDITIONS SET FORTH IN THE NUMBERED SECTIONS BELOW, INCLUDING THE SECTION REGARDING A RELEASE OF CLAIMS. Therefore, you are advised to consult with an attorney before signing this letter and you may take up to twenty-one (21) days to do so. If you sign this letter, you may change your mind and revoke your agreement during the seven (7) day period after you have signed it (the "Revocation Period") by notifying Carol Camarda, Vice President, Human Resources in writing of your revocation. If you do not so revoke, this letter will become a binding agreement between you and the Company upon the expiration of the Revocation Period. If you choose not to timely sign and return this letter, or if you revoke your acceptance in writing, you shall not receive any severance benefits from the Company.

     Regardless of whether you sign this Agreement, you may be eligible to elect to continue receiving group health insurance for any Company-sponsored health plans participated in by you (including medical, dental, vision, and prescription drugs, if applicable) as of your last date of employment with the Company, pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"). If you are eligible for and elect continuation of group health insurance under COBRA, all premium costs shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA coverage. Please consult the COBRA materials to be provided by the Company under separate cover for details regarding these COBRA benefits. All other Company-provided benefits will cease upon your termination.

     The following numbered sections set forth the terms and conditions that will apply if you timely sign and return this Agreement and do not revoke your consent to this Agreement within the Revocation Period and you abide by the other obligations described herein including but not limited to your obligation to provide ongoing transition services to the Company not to exceed 16 hours per week through June 30, 2005 under the direction and sole discretion of the Company's CEO:

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1.   TERMINATION DATE - Your effective date of termination from the Company is
     April 30, 2005 (the "Termination Date") subject to your continuing obligation to provide ongoing transition services to the Company not to exceed 16 hours per week through June 30, 2005 under the direction of the Company's CEO. As of the Termination Date, all salary payments from the Company will cease and any benefits you currently have under Company-provided benefit plans, programs, or practices will terminate, except as required by federal or state law, or as otherwise described.

2. DESCRIPTION OF SEVERANCE BENEFITS - In return for your reaffirmation of the Non Compete agreement dated November, 2003 attached hereto and made a part hereof ("Non Compete/Non-Disclosure Agreement"), and the timely execution, non-revocation, and return of this Agreement, including the release of claims below and your meeting the other obligations described herein, the Company agrees to provide you with the severance benefits outlined below (collectively, the "Severance Benefits"):

     a) Severance Pay. The Company agrees to pay you severance pay equivalent to two months of your current base rate of pay,- $20,833 per month- (the "Severance Pay"). The Severance Pay shall be subject to all applicable local, state and federal taxes and withholdings and will be paid to you in the form of salary continuation through June 30, 2005, in accordance with the Company's regular payroll practices (the "Severance Pay Period"). In no event will payments under this section begin prior to the later of (i) the eighth (8th) day following your execution of this Agreement or (ii) the date of your compliance with the provisions of section 5 of this Agreement ("Commencement Date"). You will not be eligible for, nor shall you have a right to receive, any payments from the Company following the Termination Date other than the payments set forth above.

     b) Accelerated Payment of the Employee Earn Out Bonus. The Company agrees to pay you:

          (a) the amount of $414,387.96 less all applicable local, state and federal taxes and withholdings in one lump sum payment on the Commencement Date; and

          (b) the amount of $414,387.95 less all applicable local, state and federal taxes and withholdings in one lump sum payment on May 31, 2005, (collectively the "Employee Earn Out Bonus")

          as full and complete satisfaction of any amounts that may be due to you and/or that may become due pursuant to the Amended and Restated Employee Bonus Plan effective December 8, 2004 ("Employee Bonus Plan") and any other related or similar agreement.

     c) Shareholder Merger Payment. The Company agrees to pay you the amount of $5,398.25 as full and complete satisfaction of any amounts that may be due to you and/or that may become due pursuant to the Merger Agreement dated November 25, 2003 as amended ("Merger Agreement") and any other related or similar agreement.


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     d)   Retroactive Salary Increase. The Company agrees to pay you on the
          Commencement Date the amount of $7,500 as payment of the base salary increase previously promised to you, retroactive to January 1, 2005.

     e) Car Allowance. The Company agrees to pay you on the Commencement Date the amount of $3,750 as payment of the car allowance previously promised to you, retroactive to January 1, 2005.

     f) Option Exercisability. The Company acknowledges and agrees that you have vested stock options to purchase up to an aggregate of 41,666 shares of the Company's common stock, and that these options may be exercised in whole or in part from time to time until the 90th day following the Termination Date.

     g) Laptop Computer. The Company will permit you to retain the laptop computer previously provided to you by the Company through June 30, 2005.

     h) Email Address. The Company will permit you to continue to use your existing Company email address for at least 10 working days following the Commencement Date.

3. RELEASES - In consideration of the Severance Pay, which you acknowledge you would not otherwise be entitled to receive, and the Accelerated Payment of the Employee Earn Out Bonus, which you acknowledge you may not otherwise be eligible to receive and, if eligible, could not receive until December 31, 2005, you (on behalf of yourself, your agents, assignees, attorneys, successors, assigns, heirs and executors) hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, including, but not limited to, its affiliates, subsidiaries, parent companies, predecessors and successors and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the "Released Parties") from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys' fees and costs) of every kind and nature which you ever had or now have, whether known or unknown to you, including without limitation all claims arising out of or relating to your employment with or separation from the Company, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C., Section 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. Section 2601 et seq.; the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, Section 1 et seq., the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, Section 11H et seq., the Massachusetts Equal Rights Act, Mass. Gen. Laws ch. 93, Section 102 and Mass. Gen. Laws ch. 214, Section 1C, the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, Section 1 et seq., the Massachusetts Privacy Act, Mass. Gen. Laws ch. 214, Section 1B et seq., the Massachusetts Family and Medical Leave Act, Mass. Gen. Laws ch. 149, Section 52D et seq.; and any and all other similar applicable federal and state statutes, all as amended; all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. Section 1681 et seq.; the Worker Adjustment and Retraining Notification Act ("WARN"), 29 U.S.C. Section 2101 et


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     seq., and the Employee Retirement Income Security Act of 1974 ("ERISA"), 29
     U.S.C. Section 1001 et seq.; all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any amounts that may be due pursuant to the Employee Bonus Plan and the Merger Agreement, and all claims to non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to non-vested stock or stock options; and any claim or damage arising out of your employment with or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Agreement (i) prevents you from filing, cooperating with, or participating in any proceeding before the EEOC or a state or federal Fair Employment Practices Agency (except that you acknowledge that you may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding), or (ii) releases, remises, or discharges any of (A) the rights or obligations of the Company or you under this Agreement, (B) the Company's obligations to indemnify, defend, hold harmless, or contribute to you pursuant to the Company's certificate of incorporation or by-laws, and (C) your COBRA rights and similar rights under applicable state laws. To ensure that the release in this Section is fully enforceable in accordance with its terms, you agree, to the extent permitted by law, to waive any protection that may exist under any statute and under any principle of common law of the United States or any and all States.

          The Company fully, forever, irrevocably and unconditionally releases, remises and discharges you from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys' fees and costs), of every kind and nature which it ever had or now has against you, whether known or unknown to the Company (collectively, "Claims"), including without limitation all Claims arising out of or relating to your employment with or separation from the Company or your status as an officer of the Company, provided, however, that nothing in this section shall prevent the Company from filing an action to enforce the provisions of this Agreement or releases you from any obligation expressly set forth in this Agreement.

4. POST-TERMINATION OBLIGATIONS - In consideration of the Severance Pay, which you acknowledge you would not otherwise be entitled to receive, and the Accelerated Payment of the Employee Earn Out Bonus, which you acknowledge you may not otherwise be eligible to receive and, if eligible, could not receive until December 31, 2005, you acknowledge and reaffirm your obligations to keep confidential all non-public information, confidential information and trade secrets of the Company, and your non-solicitation and non-competition obligations, all as set forth in your Non Compete/Non-Disclosure Agreement which is attached hereto and made a part hereof, is wholly incorporated herein by reference and remains in full force and effect.

5. RETURN OF COMPANY PROPERTY - You represent and confirm that you will immediately return to the Company all Company property and equipment in your possession or control, including, but not limited to, keys, files, equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, and pagers), identification badges, vehicles, customer information, customer lists,


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     employee lists, Company files, notes, contracts, records, business plans, financial information, specifications, computer-recorded information, tangible property, and any other materials of any kind which contain or embody any proprietary or confidential material of the Company (including all reproductions), but excluding the laptop computer referred to in
     Section 2(g) above which shall be returned on or before June 30, 2005. You also agree to leave intact all electronic Company documents, including those that you developed or helped develop during your employment. You further agree to immediately cancel upon receipt of this Agreement all accounts for your benefit, if any, in the Company's name including, but not limited to, credit cards, telephone charge cards, cellular phone accounts, pager accounts, and computer accounts.

6. BUSINESS EXPENSES AND COMPENSATION - You acknowledge that when you have been provided with all compensation and benefits due to you as of the Termination Date, including, but not limited to, any and all wages, salary, bonuses, commissions, and payment for accrued but unused vacation time, as provided in the first paragraph of this Agreement, you will not be eligible or entitled to receive any consideration in excess of the Severance Benefits, except for business expenses pursuant to the Company's T&E policy previously incurred by you and for which you submit appropriate documentation within one week after the Commencement Date.

7. NON-DISPARAGEMENT - You understand and agree that, as a condition for payment to you of the Severance Benefits, you shall not at any time make any false, disparaging, derogatory or defamatory statements in public or in private regarding the Company or any of the other Released Parties, or regarding the Company's business affairs, business prospects and financial condition to any party, including, but not limited to, any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company. The Company agrees to direct each of its officers and directors not to make any false, disparaging, derogatory or defamatory statements in public or in private regarding you or your employment with the Company.

8. CONFIDENTIALITY - To the extent permitted by law, you and the Company each understand and agree that the terms and contents of this Agreement, and the contents of the negotiations and discussions resulting in this Agreement, shall be maintained as confidential by you and the Company and your respective representatives, and shall not be disclosed to any third party (other than your spouse and your and the Company's respective legal counsel, and tax preparers), except to the extent required by federal or state law, in response to a lawful subpoena, or as otherwise agreed to in writing by you and the Company. You agree and acknowledge that the Company will file this Agreement with the U. S. Securities and Exchange Commission.

9. AMENDMENT - This Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by the duly authorized representatives of the parties. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

10. WAIVER OF RIGHTS - No delay or omission by the Company or you in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or


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     consent given by the Company or you on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

11. VALIDITY - Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

12. NATURE OF AGREEMENT - You understand and agree that this Agreement is a severance agreement and does not constitute an admission of liability on the part of the Company.

13. ACKNOWLEDGMENTS - You acknowledge that you have been given at least twenty-one (21) days to consider this Agreement and that the Company advised you to consult with an attorney of your choosing prior to signing this Agreement. You further acknowledge that you may revoke this Agreement for a period of seven (7) days after the execution of the Agreement, and that the Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period.

14. VOLUNTARY ASSENT - You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this Agreement, and that you fully understand the meaning and intent of this Agreement. You state and represent that you have been advised to review the terms of this Agreement with an attorney and have had the opportunity to do so. You further state and represent that you have carefully read this Agreement, understand its contents, freely and voluntarily assent to all of its terms and conditions, and sign your name of your own free act.

15. APPLICABLE LAW - This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. You and the Company each hereby irrevocably submit to and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or, if appropriate, a federal court located in the Commonwealth of Massachusetts (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or its subject matter.

16. COOPERATION. For a period of two (2) years following the date of this Agreement, or such longer period as you and the Company may mutually agree, you agree to fully cooperate with the Company in connection with any defense of or prosecution by the Company regarding any litigation or threatened litigation in which the Company may be involved as a party or non-party from time to time. For any such cooperation after June 30, 2005, the Company agrees to reimburse you for any reasonable out of pocket costs and expenses incurred and to pay you a mutually agreed upon reasonable per diem compensation.

17. ENTIRE AGREEMENT - This Agreement contains and constitutes the entire understanding and agreement between the parties with respect to your severance benefits and the release of claims against the Company and cancels all previous oral and written negotiations, agreements, commitments or writings in connection therewith. Nothing in this Agreement, however, shall modify, cancel or supersede your obligations in the Non


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     Compete Non Disclosure Agreement, the terms of which are wholly incorporated by reference into this Agreement and shall remain in full force and effect.


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     If you choose to execute this Agreement, please return all pages of this letter to Carol Camarda, Vice President, Human Resources, postmarked on or before the date referenced on the first page of this letter. If you have any questions about the matters covered in this letter, please feel free to contact Carol Camarda at (760) 730-9691.

                                              Very truly yours,

                                              AMICAS, Inc.



                                              By:    /s/ Stephen N. Kahane
                                                     Stephen N. Kahane MD MS
                                                     Chief Executive Officer


I hereby agree to the terms and conditions set forth above. I have been given at least twenty-one (21) days to consider this Agreement and I have chosen to execute it on the date below. I intend that this Agreement will become a binding agreement between the Company and me if I do not revoke my acceptance within seven (7) days.


SIGNATURE: /s/ Hamid Tabatabaie                     DATE: March 31, 2005


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